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EXHIBIT 10.2

ESCROW AGREEMENT

        This agreement (the "Agreement") dated June 28, 2004 is among American Pacific Bank (the "Escrow Bank"), Wellbrook Properties Inc., a Georgia corporation (the "Company"), Transfer Online, Inc. (the "Transfer Agent") and Wellstone Securities LLC (the "Broker-Dealer Agent").

        The Company proposes to offer for sale to investors (the "Offering") up to 2,000,000 shares of its Common Stock (the "Shares") at a price of $10.00 per share as described in its Prospectus. The Offering will be made directly by the Company and through the Broker-Dealer Agent, and through other broker-dealers. The Company desires to establish an escrow account in which funds received from investors (the "Proceeds") will be deposited pending completion of the Escrow Period. The Escrow Bank agrees to serve as escrow bank and the Transfer Agent agrees to serve as transfer and service agent, each in accordance with the terms and conditions of this Agreement, including the attached Exhibit A, and each of them certifies that it is not affiliated with the Company. The Transfer Agent will administer certain provisions of this Agreement, except that only the Escrow Bank shall hold and disburse monies received from investors.

        1.     Establishment of Escrow Account.    Effective as of the date of the commencement of the Offering, the Company shall establish an interest bearing escrow account with the Escrow Bank, entitled "American Pacific Bank, f/b/o Wellbrook Properties, Inc. escrow," or some similar designation (the "Escrow Account").

        2.     Escrow Period.    The Escrow Period shall begin with the commencement of the Offering and shall terminate upon the earliest to occur of: (a) the date upon which the Escrow Bank has received in the Escrow Account gross proceeds of $2,500,000 in deposited funds (the "Minimum"), (b)March 31, 2005, or (c) the date upon which a determination is made by the Company to terminate the offering prior to the sale of the Minimum.

        3.     Deposits into the Escrow Account.    During the Escrow Period, the Company and the Broker-Dealer Agent each agree that it shall properly deliver, by noon of the next day after receipt, all monies received by it from investors for the payment of the Shares to the Transfer Agent for deposit in the Escrow Account, accompanied with a copy of the form of "Subscription Agreement" attached as Exhibit A, which shall include the name, address and tax identification number of each investor and the date and amount of purchase, and which shall be executed by the Company and the investor. During the Escrow Period, checks from investors will be made payable to "American Pacific Bank, f/b/o Wellbrook Properties, Inc. escrow". During the Escrow Period, any checks payable to the Company shall be endorsed by the Company for deposit to the Escrow Account. If checks are delivered to the Escrow Bank unendorsed, the Escrow Bank may supply the Company's endorsement and deposit them into the Escrow Account. The Company shall date and number-stamp each Subscription Agreement and provide the Transfer Agent with, and maintain for its own records, a copy of each Subscription Agreement.

        4.     Disbursements from the Escrow Account.

          A.    In the event the Escrow Bank does not receive the Minimum prior to the termination of the Escrow Period, the Escrow Bank shall promptly refund to each investor, in accordance with paragraph 6, the amount received from such investor, with interest and without deduction, penalty or expense to such investor, and the Escrow Bank shall notify the Company of such distribution. The purchase money returned to each investor shall be free and clear of any and all claims of the Company or any of its creditors.

          B.    In the event the Escrow Bank receives the Minimum prior to the termination of the Escrow Period, the funds in the Escrow Account which are collected funds will be released to the Company upon receipt by the Escrow Bank of written direction from the Company. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Bank which have cleared normal banking channels and are in the form of cash, plus any interest accrued on such funds. The Minimum may be met by funds that are deposited from the effective date of the Offering up to and including the date on which the Minimum must be received.

          C.    If the Company rejects any subscription, it shall notify the Transfer Agent of such rejection, and the Escrow Bank shall, within 10 business days after the date of such rejection, return to the rejected investor the amount received from such investor, without interest and without deduction.

          D.    Upon the return or release of the funds in the Escrow Account, the Escrow Bank shall notify                                                                                                                                           (the Administrator.) The Administrator has the right to inspect and make copies of the records of the Escrow Bank at any reasonable time wherever the records are located.

        5.     Collection Procedure.    The Company agrees that if a deposited check is returned unpaid for any reason, the Escrow Bank may charge the Escrow Account for the amount of the check. However, the Escrow Bank may, in its sole discretion, re-present a returned check for payment to the financial institution on which it is drawn, but the Escrow Bank is not required to do so. The Escrow Bank may re-present the check without notifying the Company that it is doing so or that the check was not paid. Any check returned unpaid to the Escrow Bank a second time shall be returned to the Company.

        6.     Investment of and Interest on Funds in Escrow Account.    Pending disposition of the funds in the Escrow Account, the Escrow Bank shall invest those funds in interest-bearing bank accounts, short-term certificates of deposit issued by a bank or short-term securities issued or guaranteed by the United States government. Refunds to investors pursuant to paragraph 4A shall include each investor's pro-rata share of any interest earned while the investor's funds were on deposit.

        7.     Records to be Maintained.    Records and accounts of the transactions kept by the Escrow Bank and Transfer Agent shall include records of all transactions in the Escrow Account and copies of all Subscription Agreements. The Company shall maintain the original Subscription Agreements and copies of all checks, along with any other records of transactions, for a period of six years after the termination of the Escrow Period.

        8.     Compensation of Escrow Bank and Transfer Agent.    The Company shall pay the Escrow Bank and the Transfer Agent fees for their services under this Agreement as set forth in Exhibit B. These fees are intended as compensation for Escrow Bank's and Transfer Agent's services as contemplated by this Agreement; provided, however, that in the event the conditions for the disbursement of funds under this Agreement are not fulfilled, or Escrow Bank or Transfer Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification of this Agreement, or if any material controversy arises under this Agreement, or Escrow Bank or Transfer Agent is made a party to any litigation under this Agreement, then Escrow Bank or Transfer Agent, or both, shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event.

        9.     Protection of the Escrow Bank and Transfer Agent from Liability.    The sole duty of the Escrow Bank, other than specified in this Agreement, shall be to establish and maintain the Escrow Account and receive, hold and disburse the funds deposited therein by the Company or by the Broker-Dealer Agent (and the other broker-dealers.) The sole duty of the Transfer Agent shall be to administer the provisions of this Agreement. The Company acknowledges that the Escrow Bank and

Transfer Agent are performing the limited functions of escrow bank and transfer agent and that this fact in no way means that either of them has passed in any way upon the merits or qualifications of, or has recommended, or given approval to, any person, security or transaction. The Escrow Bank and Transfer Agent may conclusively rely on, and shall be protected, when either of them acts in good faith upon a writing signed by John T. Ottinger, President and Chief Executive Officer of the Company. Provided they use due care, the Escrow Bank and Transfer Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document and their sole responsibility shall be to act only as expressly set forth in this Agreement. Neither the Escrow Bank nor the Transfer Agent shall be under any obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless it is indemnified to its satisfaction. They may consult counsel in respect of any questions arising under this Agreement and they shall not be liable for any action taken, or omitted, in good faith upon advice of such counsel.

        10.   Indemnification of the Escrow Bank and Transfer Agent.    The Company hereby agrees to defend, indemnify, and to hold both the Escrow Bank and Transfer Agent harmless against, any loss, liability or expense incurred by them, without gross negligence or willful misconduct on their part, arising out of or in connection with entering into this Agreement and carrying out their duties hereunder, including the cost and expense of defending against any claim or liability from whatever source.

        11.   Direction by Court.    In the event the Escrow Bank or Transfer Agent shall be uncertain as to its duties or rights hereunder, or in the event it shall receive instructions, claims or demands from any of the parties hereto or from third parties with respect to the property held hereunder, which, in its opinion, are in conflict with any provision of this Agreement, it shall be entitled to file a complaint for interpleader and/or may refrain from taking any action (other than to keep safely the funds in the Escrow Account) until it shall be directed to act by order or judgment of a court of competent jurisdiction.

        12.   Reliance by Escrow Bank and Transfer Agent on Instruments.    The Escrow Bank and the Transfer Agent may each rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which it shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign it and to conform to the provisions of this Agreement.

        13.   Escrow Funds not Subject to Claims.    The Company is aware and understands that, during the Escrow Period, it is not entitled to any funds received into the Escrow Account, such funds are not assets of the Company and no amounts deposited in the Escrow Account shall become property of the Company or any other entity, or be subject to the debts of the Company or any other entity. The funds in the Escrow Account are not subject to claims by creditors of the Company, or any of its affiliates, associates or underwriters until the funds have been released to the Company pursuant to the terms of this Agreement.

        14.   Binding upon Successors.    This Agreement shall be binding upon, and inure to, the benefit of the parties hereto, their heirs, successors and assigns.

        15.   Termination of Agreement.    This agreement shall terminate in its entirety when all funds in the Escrow Account have been distributed as provided in paragraph 4, above.

        16.   Notices.    All statements and other notices produced by the Escrow Bank or Transfer Agent related to the Escrow Account shall be made via United States Postal Service regular mail, UPS, Federal Express or facsimile transmission to the Company at:

2450 Atlanta Highway, Suite 904
Cumming, Georgia 30040	Facsimile: (678) 455-1114
Attn: John T. Ottinger, President

        Except for deposits, all notices and other communications from the Company shall be made via United States Postal Service regular mail, UPS, Federal Express or facsimile transmission to the Escrow Bank at:

American Pacific Bank
315 SW Fifth Avenue, Suite 201	Facsimile: (503) 221-6242
Portland, OR 97204

        to the Transfer Agent at:

Transfer Online, Inc.
317 SW Alder Street, Suite 200	Facsimile: (503) 227-6874
Portland, OR 97204

        to the Broker-Dealer Agent at:

Wellstone Securities LLC
6030 Bethelview Road, Suite 101	Facsimile: (678) 513-6827
Cumming, GA 30040

        17.   Governing Law.    This Agreement shall be governed by Oregon law and any action or proceeding, including arbitration, arising in connection with this Agreement shall be brought and held in Oregon.

        18.   Resignation of the Escrow Bank.    Escrow Bank or any successor may resign its position and be discharged of its duties or obligations hereunder by giving thirty (30) days written notice to the parties hereto. Such resignation shall take effect at the earliest to occur of (a) the end of such thirty (30) days, provided the escrow funds have been tendered into the registry or custody of any court of competent jurisdiction or (b) the appointment by the Company of, and delivery of the escrow funds to, a successor escrow bank; and Escrow Bank shall be released from any liability and/or responsibility for the Escrow Account on such date. From and after the effective date of such resignation or appointment of a successor, Escrow Bank shall not be obligated to perform any of the duties of Escrow Bank hereunder, other than prompt transfer of the escrow funds to a successor, or if no successor is appointed, to the registry or custody of any court of competent jurisdiction; and the Escrow Bank will not be liable for any nonperformance thereof, after such transfer, nor for any act or failure to act whatsoever on the part of any successor Escrow Bank.

        19.   Amendment.    No modification or amendment to this Escrow Agreement shall be valid unless produced in writing and signed by each of the parties hereto.

American Pacific Bank		Transfer Online, Inc.
By:	/s/ TED A. RIES Ted A. Ries Operations Director	By:	/s/ LORI LIVINGSTON Lori Livingston President
Wellbrook Properties, Inc.		Wellstone Securities, LLC
By:	/s/ JOHN T. OTTINGER John T. Ottinger President	By:	/s/ RAY NORAGON Ray Noragon, Compliance Officer

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ESCROW AGREEMENT